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                                                                      EXHIBIT 99


             Press Release of Brady Corporation, dated July 1, 2004.

For more information contact:
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Barbara Bolens (414) 438-6940


BRADY CORPORATION ANNOUNCES SUCCESSFUL COMPLETION OF $150 MILLION DEBT OFFERING

MILWAUKEE (July 1, 2004)--Brady Corporation (NYSE:BRC), a world leader in identification solutions, announced today that it has successfully completed an offering of $150 million of 5.14 percent senior notes due 2014 in an offering exempt from the registration requirements of the Securities Act of 1933. The notes, which will be amortized over 7 years beginning in 2008, were offered and sold to institutional accredited investors in a private placement. Brady intends to use the net proceeds of the offering to reduce outstanding indebtedness under the Company's revolving credit facilities and to fund its ongoing strategic growth plan including the recent acquisition of EMED Company.

         "We are pleased with the positive response that we received for this Note offering, which now frees capacity in our revolving credit facilities. This allows us the flexibility to pursue opportunities for further growth and provide additional long-term value to our shareholders," said Brady President and Chief Executive Officer Frank M. Jaehnert.

         "While the fixed interest cost of the Notes is higher than the current variable rate, we believe that by locking in a long-term fixed interest rate which is currently near historically low levels, we can reduce our exposure to variable short-term rates that may rise significantly over time," said David Mathieson, Brady chief financial officer.

         The Notes will not be registered for resale under the Securities Act and may not be offered or sold absent such registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

         Brady Corporation is an international manufacturer and marketer of complete identification solutions and specialty materials, with products including labels, software, printing systems, label-application and data-collection systems, signs, safety devices and precision die-cut materials for manufacturing, electrical, electronic, telecommunications and a variety of other markets. Seton, a Brady business, offers safety and facility identification products through mail-order catalogs and on the Internet. Founded in 1914, Brady is headquartered in Milwaukee and employs about 4,000 people in operations in the United States, Europe, Asia/Pacific, Latin America and Canada. Brady's fiscal 2003 sales were approximately $555 million. More information is available on the Internet at www.bradycorp.com.

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This news release contains forward-looking information, as defined in the
Private Securities Litigation Reform Act of 1995. Forward-looking information in this release involves risks and uncertainties, including, but not limited to, domestic and international economic conditions and growth rates; fluctuations in currency exchange rates for international currencies versus the U.S. dollar; the successful implementation of a new enterprise-resource-planning system; the ability of the company to acquire, integrate and achieve anticipated synergies from new businesses; the ability of the company to adjust its cost structure to changes in levels of sales and product mix in a timely manner; variations in the economic or political conditions in the countries in which the company does business; technology changes; and the continued availability of sources of supply. Brady cautions that forward-looking statements are not guarantees, since there are inherent difficulties in predicting future results, and that actual results could differ materially from those expressed or implied in forward-looking statements.